UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

TRANSGENOMIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30975
(State or other jurisdiction of incorporation)	(Commission File Number)

91-1789357
(IRS Employer Identification Number)

12325 Emmet Street Omaha, NE	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 7, 2013, Transgenomic, Inc. (“Transgenomic”) entered into a Forbearance Agreement with Dogwood Pharmaceuticals, Inc. (the “Lender”), a wholly owned subsidiary of Forest Laboratories, Inc. and successor-in-interest to PGxHealth, LLC (“PGX”), with an effective date of December 31, 2012 (the “Forbearance Agreement”). As partial consideration for the previously disclosed acquisition of certain assets by Transgenomic from PGX and Clinical Data, Inc. on December 29, 2010, Transgenomic issued to PGX a three-year senior secured promissory note (the “Note”) with an interest rate of 10% per annum and an aggregate principal amount of $8,639,650, which principal amount became payable in equal quarterly installments commencing on June 29, 2012 through December 29, 2013. In December 2012, Transgenomic commenced discussions with the Lender to defer the payment due on December 31, 2012 until March 31, 2013. As of December 31, 2012, an aggregate of $1,388,092.50 was due and payable under the Note by Transgenomic, and non-payment would constitute an event of default (the “Event of Default”) under the Note and that certain Security Agreement, dated as of December 29, 2010, entered into between Transgenomic and PGX (the “Security Agreement”). Pursuant to the Forbearance Agreement, the Lender agreed, among other things, to forbear from exercising its rights and remedies under the Note and the Security Agreement as a result of the Event of Default, effective as of December 31, 2012.

The Forbearance Agreement will terminate upon the occurrence of certain events, including, but not limited to, the occurrence of any event of default under the Note or the Security Agreement other than the Event of Default and the occurrence or existence of a breach by Transgenomic or default of any condition, covenant, term or provision of the Forbearance Agreement or the Security Agreement, and in any case on March 31, 2013.

The foregoing description of the Forbearance Agreement does not purport to be a complete description of all terms of the Forbearance Agreement and is qualified in its entirety by reference to the full text of the Forbearance Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Forbearance Agreement, dated February 7, 2013, by and between Transgenomic, Inc. and Dogwood Pharmaceuticals, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.

February 8, 2013
	By	/s/ Mark P. Colonnese
Mark P. Colonnese Executive Vice President and Chief Financial Officer

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